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                                                                    Exhibit 23.1


                   [LETTERHEAD OF LEMIEUX DECK MILLARD BOND]

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion of our report dated February 20, 2001 with respect to the balance sheet of Hyperstealth Biotechnology Corp. as of December 31, 2000 and the related statements of operations and deficit and cash flows for the nine months ended December 31, 2000.



/s/ Lemieux Deck Millard Bond

April 4, 2001